As filed with the Securities and Exchange Commission on February 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regis Corporation

(Exact name of registrant as specified in its charter)

Minnesota	41-0749934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3701 Wayzata Boulevard

Minneapolis, MN 55416

(Address of Principal Executive Offices) (Zip Code)

REGIS CORPORATION AMENDED AND RESTATED

1991 CONTRIBUTORY STOCK PURCHASE PLAN

(Full title of the plan)

Kersten Zupfer

Executive Vice President and Chief Financial Officer

Regis Corporation

3701 Wayzata Boulevard, Suite 600, Minneapolis, Minnesota 55416

(952) 947-7777

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The shareholders of Regis Corporation (the “Company” or the “Registrant”) approved the Regis Corporation Amended and Restated 1991 Contributory Stock Purchase Plan (as amended and restated, the “Amended Plan”) on October 28, 2025 (the “Effective Date”).

The purpose of this Registration Statement is to register an additional 150,000 shares, par value $0.05 per share, of the Company (the “Common Stock”) available for issuance under the Amended Plan as of the Effective Date.

PART I-INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants under the Amended Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II-INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)

The Registrant’s Annual Report on Form 10-K for the year ended June  30, 2025 (the “Annual Report”), which incorporates by reference certain portions of the Registrant’s definitive proxy statement for the Registrant’s 2025 annual meeting of shareholders, filed on September 17, 2025;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2025 and December 31, 2025;

(3)	The Registrant’s Current Report on Form 8-K filed on October 30, 2025; and

(3)	The description of the Registrant’s Common Stock contained in Exhibit 4.1 of the Annual Report, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 302A.521, Minnesota Statutes, provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines including, without limitation, excise taxes assessed against each person with respect to any employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, taxes, settlements and expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255 (regarding conflict of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions as a director, officer, member of a board committee or employee of the corporation, reasonably believed the conduct was in the best interests of the corporation.

The Registrant also maintains a directors and officers insurance policy, which insures the Registrant and its officers and directors against damages and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable. No securities are to be re-offered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description

4.1	2023 Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on December 1, 2023.)

4.2	Bylaws of the Company. (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on May 8, 2020.)

4.3	Certificate of Designation of Series A Junior Participating Preferred Stock. (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on January 30, 2024.)

4.4	Tax Benefits Preservation Plan, dated as of January 29, 2024, between the Company and Equiniti Trust Company, LLC. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 30, 2024.)

4.5	Amendment No. 1 to Tax Benefits Preservation Plan, dated as of January 27, 2025, by and between Regis Corporation and Equiniti Trust Company, LLC. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 28, 2025.)

5.1	Opinion of Faegre Drinker Biddle & Reath LLP. (Filed herewith.)

10.1	Amended and Restated Regis Corporation 1991 Contributory Stock Purchase Plan. (Incorporated by reference to Appendix B of the Company’s Proxy Statement on Definitive 14A filed on September 17, 2025.)

23.1	Consent of Grant Thornton LLP. (Filed herewith.)

23.2	Consent of Faegre Drinker Biddle & Reath LLP. (Included in Exhibit 5.1.)

24	Power of Attorney. (Filed herewith.)

107	Filing Fee Table. (Filed herewith.)

Item 9. Undertakings.

A.	The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 5, 2026.

REGIS CORPORATION

By:	/s/ Kersten D. Zupfer
Kersten D. Zupfer
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 5, 2026.

Signature		Title

/s/ Jim Lain Jim Lain	*	Interim President and Chief Executive Officer (Principal Executive Officer)

/s/ Kersten D. Zupfer Kersten D. Zupfer		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Lockie Andrews	)
Nancy Benacci	)
Susan Lintonsmith	)	The Board of Directors*
Michael Mansbach	)
Michael J. Merriman	)

*

Kersten D. Zupfer, by signing her name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Kersten D. Zupfer
Kersten D. Zupfer, Attorney-in-Fact